Exhibit “A”

Rule 13d-1(k)(1) Agreement

JOINT FILING AGREEMENT

YAM Special Holdings, Inc. (formerly known as The Go Daddy Group, Inc.), an Arizona corporation, and Robert R. Parsons, individually, (the “Filing Persons”), hereby agree to file jointly a Schedule 13G and any amendments thereto relating to the aggregate beneficial ownership, including any deemed beneficial ownership, by each of the Filing Persons of any voting equity security of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, as required by Rule 13d-1 and Rule 13d-2 promulgated under the Securities Exchange Act of 1934 with respect to the issuer, GoDaddy Inc.

Each Filing Person makes no representations as to the accuracy or adequacy of the information set forth in the Schedule 13G or any amendments thereto with respect to the other Filing Person.

IN WITNESS WHEREOF, the undersigned have entered into this Joint Filing Agreement this 14 day of February, 2018.

YAM SPECIAL HOLDINGS, INC., an Arizona corporation

By:	/s/ Robert R. Parsons	/s/ Robert R. Parsons
Name: Robert R. Parsons		Robert R. Parsons, Individually
Title: President

Robert Ralph Trust, dated 12/2/11

/s/ Robert R. Parsons
Robert R. Parsons, Trustee